Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIAMOND TECHNOLOGIES INC.
(Name of small business issuer in its charter)

Nevada	________________
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)

_________________

2795 Baron Street, East	Corporation Trust Company of Nevada
Unit 5	6100 Neil Road, Suite 500
Hamilton, Ontario Canada L8E 2J8	Reno, Nevada 89511
905-578-3232	(775) 688-3061
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	27,300,000	$1.00	$27,300,000	$1,946.49

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus
Diamond Technologies Inc.
Shares of Common Stock
27,300,000 Shares of Common Stock

This prospectus relates to the resale of up to 27,300,000 shares of the common stock, par value $0.00001 per share, of Diamond Technologies Inc., a Nevada corporation (the “Common Stock”), by the selling stockholders. Twenty million of such shares are subject to the terms of an Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Kodiak will pay us 90% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “PCOM”. The last reported sale price of our common stock on the OTCBB on April 27, 2010, was approximately $4.25 per share.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The date of this prospectus is ___________, 2010.

ABOUT THIS OFFERING

This prospectus relates to the resale of up to 27,300,000 shares of common stock offered by the selling stockholders, consisting of the following:

•
20,000,000 shares of common stock issuable to Kodiak Capital Group, LLC in 2010 for investment banking services pursuant to an Investment Agreement with us dated April 30, 2010 (the “Investment Agreement” or “Equity Line of Credit”).

•	3,000,000 shares of common stock issued to Herb Adams.
•	25,000 shares of common stock issued to Samuel Baker .
•	200,000 shares of common stock issued to John Cecil .
•	1,000,000 shares of common stock issued to John Dow.
•	3,000,000 shares of common stock issued to Mary Krcfalusi.
•	25,000 shares of common stock issued to Vince Leitao.
•	50,000 shares of common stock issued to Ryan Hudson.

Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates, in part, to the resale of up to 20,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 20,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 20,000,000, depending on the trading price of our common stock. We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 20,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $15,000,000 in shares of our common stock for a purchase price equal to 90% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put will be either: (a) $250,000  or (b) 200% of the average daily volume in the U.S. market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice. Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

      Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $15,000,000 of our common stock or three years after the effective date;

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak. The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

THE OFFERING

Shares of common stock offered by selling stockholders:	Up to 27,300,000 shares of common stock which would represent approximately 64% of our outstanding common stock.

Common stock to be outstanding after the offering:	Up to 44,005,166 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.

Risk factors:
You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 10  and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol:	PCOM

Our business

Diamond Technologies Inc. was incorporated in the state of Nevada on December 12, 2006 to engage in the business of selling printing equipment, media, display stands and consumables such as inks (dye, uv, solvent) ink cartridges.

On December 11, 2009, we entered into an agreement with Rophe Medical Technologies Inc. and its shareholders (collectively “Rophe”) wherein we acquired all of the issued and outstanding shares of common stock of Rophe in exchange for 3,000,000 restricted shares of our common stock and $1,200,000.

On or about December 11, 2009, we changed our business focus from selling printing equipment to manufacturing and developing software designed to taking medical information from many sources and depositing it into a single source as an electronic medical record for each patient.

Our administrative office is located at 2795 Barton Street, East, Unit 5, Hamilton, Ontario, Canada L8E 2J8, our telephone number is (905) 578-3232 .  Our registered agent for service of process is the Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511.  Our fiscal year end is December 31.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	March 31, 2010	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)	(Audited)

Balance Sheet
Total Assets	$875,310	$874,500	$10,303
Total Liabilities	$599,805	$671,271	$154,500
Stockholders Equity (Deficit)	$275,505	$203,229	$(144,197)

	For the Three Months	For the Year	For the Year
	Ended	Ended	Ended
	March 31, 2010	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)	(Audited)

Income Statement
Revenue	$-0-	$-0-	$-0-
Total Expenses	$97,773	$440,374	$60,525
Net Loss	$(97,773)	$(440,374)	$(60,525)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

 Risks  associated with Diamond Technologies Inc.:

1. Our auditors have issued a going concern opinion which indicates that we may not be able to continue as an ongoing business for the next twelve months.

Our auditors have issued a going concern opinion.  This means that there is doubt that we can continue as an ongoing business for the next twelve months.

2.   Because we have changed business, we lack an operating history and have losses which we expect to continue into the future.  There is no assurance our operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 12, 2006 and we generated nominal revenues three years ago and none since then. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $855,020.   Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*           our ability to manufacture our products
*           our ability to attract customers who will buy products
*           our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues.   We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to go out of business.

3. We have no clients, customers or suppliers and we cannot guarantee we will ever have any.  Even if we obtain clients, customers and suppliers, there is no assurance that we will make a profit.

 We have no clients, customers or suppliers.  We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any.   Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us products, or that our clients and customers will use our website to buy our products or services.  If we are unable to attract enough suppliers to offer their products for sale or enough customers to buy the products from our website to operate profitably we will have to suspend or cease operations.

4. We need additional capital in order to stay in business for one year.  If we can’t raise it, we could go out of business.

We have exhausted our capital and need additional funds to begin our operations.  If we can’t raise it through this offering, we may have to cease operations.

5.   Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers.  As a result, we may not be able to attract enough customers to operate profitably.  If we do not make a profit, we may have to suspend or cease operations.

            Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers.  Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably.  If we cannot operate profitably, we may have to suspend or cease operations.

6.  Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.  This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

Our officers and directors will only be devoting limited time to our operations.  Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors.  As a result, operations may be periodically interrupted or suspended.

7.  Because most of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

Our assets are located outside of the United States  and most of our officers’ and directors’ assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States, any judgments obtained against us or our s officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, it is unlikely that the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our  officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our  officers and directors predicated upon the securities laws of the United States or any state thereof.

8. We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients.

The computer industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size. Most of our competitors are larger and more diversified than we are and have greater financial resources.  We cannot predict the degree of success, if any, with which we will meet competition in the future.

Risks associated with this offering:

9.  We are registering an aggregate of 27,300,000 shares of common stock; of which 20,000,000 are to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 27,300,000 shares of common stock under this registration statement, 20,000,000 of which will be issued pursuant to the Equity Line of Credit. The sale of these shares into the public market could depress the market price of our common stock. As of April 27, 2010, there were 24,005,166   shares of our common stock issued and outstanding.

10.  Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

This registration contemplates our issuance of up to 20,000,000 shares of our common stock to Kodiak, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to sell 20,000,000  shares of our common stock to Kodiak, our existing stockholders’ ownership will be diluted by such sales. Consequently, the value of your investment may decrease.

Our Equity Line of Credit with Kodiak contemplates the potential future issuance and sale of up to $15,000,000 of our common stock to Kodiak subject to certain restrictions and obligations.

11.  Kodiak will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a ten percent (10%) discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

12.  There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Kodiak will be either: (a) $250,000  or (b) 200% of the average daily volume in the US market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $250,000  which may not provide adequate funding for our planned operations.

13.  Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

14.  The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

15.  The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

16.  Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

17.  Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used as follows:

Equipment	$2,000,000
Wages	$3,750,000
Real estate	$1,000,000
New products	$1,250,000
Research and development	$3,000,000
Company indebtness	$3,000,000
Working Capital	$1,000,000
Total	$15,000,000

Selling Security Holders

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. Except for Kodiak Capital Group, LLC, none of the selling shareholders is a broker-dealer.  All of the selling shareholders are deemed underwriters either because they are officers and directors or own more than 10% of the total outstanding shares of common stock or they acquired their shares within the last six months.  The selling stockholders may sell up to 27,300,000 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 20,000,000 shares which are issuable upon the exercise of our put right with Kodiak. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Adams, Herb (1)	5,950,000	13.88%	3,000,000	6.88%

Baker, Samuel and Carol (2)	800,000	1.87%	25,000	1.81%

Cecil, John and Grace (3)	5,200,000	12.13%	200,000	11.66%

Dow, John (4)	3,000,000	7.00%	1,000,000	4.67%

Kodiak Capital Group LLC (5)		0%	20,000,000	46.65%

Kricfalusi, Mary (6)	6,000,000	14.00%	3,000,000	7.00%

Leitao, Vince (7)	150,000	0.35%	25,000	0.29%

Hudson, Ryan (8)	50,000	0.12%	50,000	0.00%

Total	21,150,000	49.35%	27,300,000	78.96%

(1)	Herb Adams is a former officer and director
(2)	Samuel Baker is a current director. Carol Baker is his wife
(3)	John Cecil is a current director. Grace Cecil is his wife
(4)	John Dow is a former officer and director.
(5)	Pursuant to put right set forth in Investment Agreement. Ryan Hudson exercises dispositive and voting control for Kodiak Capital Group, LLC.
(6)	Mary Kricfalusi is a current officer and director
(7)	Vince Leitao is a current officer and director
(8)	Ryan Hudson is the managing partner of Kodiak Capital Group, LLC

PLAN OF DISTRIBUTION

This prospectus includes 27,300,000 shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

MARKET FOR OUR COMMON STOCK

Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “PCOM”. A summary of trading by quarter for 2009 and 2008 is as follows:

Fiscal Year	High Bid	Low Bid
2010
First Quarter 1-1-10 to 3-31-10	$1.00	$0.25

Fiscal Year	High Bid	Low Bid
2009
Fourth Quarter 10-1-09 to 12-31-09	$1.25	$0.25
Third Quarter 7-1-09 to 9-30-09	$1.50	$0.20
Second Quarter 4-1-09 to 6-30-09	$0.20	$0.20
First Quarter 1-1-09 to 3-31-09	$0.25	$0.20

Fiscal Year	High Bid	Low Bid
2008
Fourth Quarter 10-1-08 to 12-31-08	$0.50	$0.15
Third Quarter 7-1-08 to 9-30-08	$0.75	$0.25
Second Quarter 4-1-08 to 6-30-08	$1.10	$0.20
First Quarter 1-1-08 to 3-31-08	$4.90	$0.25

The foregoing reflects a 3 for 1 stock dividend declared on February 11, 2008.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008. We have not declared any other dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the report includes a number of forward-looking statements that reflect out current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substance doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated substantial revenues and do not anticipate generating on-going revenue until we complete the development of our website and engage suppliers and customers to buy our products.

We have opened our office, purchased furniture and computers, installed phone lines and acquired finished goods for resale. We made no sales in 2009.

Plan of Operation

The following Plan of Operation contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth elsewhere in this document.

Our plan and focus during the next twelve months include both selling our existing product as well as developing and possibly selling new products.

Our Sales and Marketing Strategy for existing developed products

As of the date of this report, we have not sold any products, nor do we have any customers.  We hope to initiate operations within the next 90 days.   Our milestones during the next twelve months are:

1 - Developing our sales organization and marketing the third party products along with our software that bring the data from these products into an EMR system in the major metropolitan areas of Canada

2 – Simultaneously with the build-up of our sales organization, we will build a product support team that will provide installation, training and customer support.

3 – Expanding our market from the larger metropolitan areas to the smaller rural and more distant medical facilities.

Within Canada, we will focus on having a direct sales force to market and sell EMR to walk-in clinics/doctor’s offices, Independent Diagnostic Centers /Independent Health Facilities and hospitals.

Outside Canada, we may establish commercial partnerships for all of our product candidates in order to accelerate development and marketing in those countries and further broaden our products’ commercial potential.

Our Development and Commercialization Strategy for new products

We intend to initiate sales of our products in our target commercial areas. Our target commercial areas are hospitals, clinics and doctor’s offices.  We expect to focus on marketing our current offering as well as completing product development for our product candidates in order to increase our possibilities for current and future revenue generation.

Our forward-looking plan envisions applying our copyrighted design and technology to develop three additional products,  to bring to market integrated computer systems that address today’s critical health management needs in epidemic control, medical information flow across borders and provision of heath care in rural and remote areas.

In addition to our EMR which is ready for production, we have prioritized the following products for completion of development and are listing them in order of priority.

C&ID-IMS - our Communicable and Infectious Diseases Information Management System technology.

CCG  - our Clinical-Care Globalization technology.

MC-Telehealth - our Mobile Clinic or tele-health technology.

We do not at this time have a definitive timetable as to when we will  complete these intense development efforts.

We are considered to be in the development stage, as defined in Statement of Financial Accounting Standards No. 7. We have been in the development stage since our inception. We have had no substantial recurring source of revenue; we have incurred operating losses since inception and at December 31, 2009 had a working capital deficiency of $668,302.

The development and marketing of new medical software technology is capital intensive. We have funded operations to date either through the sale of our common stock or through advances made by our key shareholders.

We have utilized funds obtained to date for organizational purposes and to commence certain financial transactions. We require additional funding to complete these transactions (including  the purchase of Rophe and related expenses) , expand our marketing and sales efforts   and increasing Diamond’s revenue base.

Limited operating history; need for additional capital

           There is no historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price increases in services and products.

To become profitable and competitive, we have to locate and negotiate agreements with manufacturers to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand out operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on December 12, 2006 to March 31, 2010

During the year 2007, we incorporated the company, hired the attorney and the auditor and began to negotiate contracts and sell printing related products.

During the year 2008 we continued sourcing products. We did not sell any products or services.

During the year 2009, we did not sell any products or services. Our loss since inception is $757,246. We acquired all of the issued and outstanding shares of common stock of Rophe Medical Technologies, Inc.

Since inception, we sold 5,000,000 pre-dividend shares of common stock to our officers and directors for $50; issued 490,500 pre-dividend shares of common stock at $0.25 per share for a total of $122,625; and issued 83,334 pre-dividend shares of common stock at $0.60 per share for a total of $50,000. We sold 150,000 shares of common stock to our President for $15,000. We exchanged 3,000,000 shares of common stock to Rophe Medical Technologies Inc. for 300 common shares of Rophe. We issued 3,000,000 shares of common stock to Rophe in exchange for $200,000 payable to Rophe on March 31, 2010 and $200,000 of the $250,000 payable to Rophe on April 30, 2010. We sold 1,133,664 shares of common stock at $0.15 per share for a total of $170,050.

Liquidity and capital resources

As of the date of this report, we have not generated any  revenues from our business operations.

In December 2006, we issued 5,000,000 pre-dividend shares of common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933. This was accounted for as a sale of common stock.

On June 25, 2007, we completed our public offering of 490,500 shares of pre-dividend common stock at an offering price of $0.25 per share. We raised $122,625.

On December 28, 2007, we sold 83,334 restricted pre-dividend shares of the Company common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.60 per share we raised $50,000.

A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008.

On December 31, 2009, we acquired 300 shares of common stock of Rophe Medical Technologies Inc. (Rophe”) which constitute all of the issued and outstanding shares of Rophe common stock in exchange for 3,000,000 restricted shares of our common stock.  Rophe thereby became our wholly owned subsidiary corporation.  On March 16, 2010, the Rophe Acquisition payment terms were amended, the company issued additional 3,000,000 of the Company’s common shares in exchange for $200,000 payable on March 31, 2010 and $250,000 payable on April 30, 2010.

As of March 31, 2010, our total assets were $875,310 in cash, fixed assets and our total liabilities were $599,805 comprised of $ 25,561 in accounts payable and $507,741 in accrued officer salaries and other amounts due to officer and shareholders. And $66,502 acquisition cost payable.

Financing - The Equity Line of Credit

As a means for financing operations, we have entered into an Investment Agreement/Equity Line of Credit with Kodiak Capital Group, LLC, pursuant to which we have the right to “put” to Kodiak up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). For a detailed discussion of the Investment Agreement, see “About this Offering.”

Consulting Agreement

On April 22, 2010 we entered into a consulting agreement with Ten Associates, LLC (“Ten”) wherein Ten was retained to disseminate information about us to broker-dealers, the public, and our shareholders.   The term of the agreement is one year with a commencement date of April 15, 2010.  The consideration for the agreement is $10,000 for the first month, $15,000 for the second and third months, and $20,000 per month thereafter.

BUSINESS

Diamond Technologies Inc. was incorporated in the state of Nevada on December 12, 2006 to engage in the business of selling printing equipment, media, display stands and consumables such as inks (dye, uv, solvent) ink cartridges.

On December 11, 2009, we entered into an agreement with Rophe Medical Technologies Inc. and its shareholders (collectively “Rophe”) wherein we acquired all of the issued and outstanding shares of common stock of Rophe in exchange for 3,000,000 restricted shares of our common stock and $1,200,000.

On or about December 11, 2009, we changed our business focus from selling printing equipment to manufacturing and developing software designed to taking medical information from many sources and depositing it into a single source as an electronic medical record for each patient.

Our Technology

We own copyrighted proprietary technologies which allow us to accumulate and store medical information from various parts of the health-care system into a single source to be stored as an Electronic Medical Record (EMR) for each patient.   This allows us to bring together data from pharmaceutical, diagnostic and laboratory systems into one place and provides real-time access of a person’s medical information to doctors at the point of care [patient bedside / doctors office] which helps improve patient care and lowers the cost of medical services.

Our Current Product

The EMR integration software (EMR) is our premier product. We intend to provide third-party health-care systems (i.e. clinical, laboratory, hospital, etc.) along with software that helps integrate and make the data  from those systems available as an electronic medical record at point of service , i.e. doctors office/hospital bed/rural clinic via the internet , on a doctor’s PDA or mobile phone.

This helps reduce the amount of paperwork needed to maintain patient records, reduce errors in medication caused by inconsistent files and speed up the feedback loop for test results and make those available to caregivers very quickly, The goal is reduction in patient wait time for medical services, avoidance of repeat of unnecessary testing due to delayed or missing files, resulting in quicker and better medical care at lower costs to government ministries.

As of the date of this report, we have not sold EMR to any customers and there is no assurance we will ever sell EMR to anyone.

Our Products in Development

In addition to EMR, our product portfolio also includes three earlier stage products listed below, all of which highlight the broad applicability of our proprietary technologies to a diverse range of potential future products. We plan to evaluate partnership opportunities for further development and commercialization of these products.

1 - C&ID-IMS is an internet solution for monitoring and managing Communicable and Infectious Disease information.

Our target markets are Health Organizations and Ministries of Health, hospitals and Center for Disease Control (CDC) & the World Health Organization (WHO) members around the globe.

2 - CCG is our clinical-care globalization technology. This product is an effective way to capitalize on the growing “medical tourism phenomenon ” - patients going to low-cost countries for elective medical procedures –, a fast-growing worldwide, multibillion-dollar industry actively promoted by countries such as Cuba, Costa Rica, Hungary, India, Israel, Jordan, Lithuania, Malaysia and Thailand. Belgium, Poland and Singapore and South Africa.

CCG can be used by both the destination and home country to maintain complete and accurate records of the treatment history, avoiding errors due to incomplete patient data and lessening the burden and expense of corrective action on the home country when medical tourists return home.

3 - MC-Telehealth is our mobile clinic long distance or tele-health technology. Our product enables the remote transmission of standardized formats of data for laboratory information, diagnostic imaging, diagnosis and clinical notes.

As of the date of this report, we have not sold any of our product in development to any customers and there is no assurance we will ever sell EMR to anyone.

Target Market

Our target market for EMR is the Canadian health-care system including Walk-In Clinics/Physicians Offices, Independent Diagnostic Centers, Impendent Health Facilities, Laboratories, and Hospitals. Both the US and Canadian governments are moving towards requiring EMR records with the Canadian system at a more advanced stage of acceptance. Incentives for purchase are provided in Canada where this spending qualifies for assistance from the 2009/2010 Federal Budget as part of Canada’s economic stimulus program.

Field of Operations and Corporate Mission

We are a medical information company that uses technology to assist physicians and nurses to streamline the mass of patient information in a coherent and usable manner. Our clinical information systems are designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. Our corporate mission is to help healthcare professionals practice the best possible medicine, at the point of care.

We intend to market leading-edge technology solutions for healthcare institutions and authorities. These solutions are designed to save cost, time and reduce adverse drug events (ADE) that kill more than 200,000 patients per year in the United States alone. Our latest generation suite of software modules comprises a fully functional clinical information system (Clinical Information System) that includes the complete electronic medical record (Electronic Medical Record), with a core Computerized Physician Order Entry (CPOE) module. Our Clinical Information System, Electronic Medical Record and CPOE work together to reduce the cost of providing medical care, while dramatically improving the quality and efficiency of healthcare services offered by healthcare institutions.

The EMR

The EMR is a group of software modules that constitute a comprehensive, state of the art, fully functional Clinical Information System. EMR is an informatics tool that enables the physician to make informed diagnostic and therapeutic decisions at the point of care. The system communicates with existing legacy systems including Admissions (ADT), pharmacy, laboratory, radiology and Picture Archival and Communication Systems (PACS) through Health Language 7 (HL-7) interfaces. Through its interfaces, EMR captures all clinical information available on every hospitalized patient at any given moment, representing the totality of data required by the hospital clinical staff to perform their duties. Healthcare personnel are able to access information culled from a variety of different sources through this single software solution. The EMR has the following functionality:

•
Electronic Medical Record. Our Electronic Medical Record system replaces paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. All of a patient’s medical history is securely stored in a central database for easy access by the attending healthcare professionals. The information is accessed through a series of computer workstations placed in every ward, within easy reach of the doctors and nurses responsible for those patients.

•
CPOE.  The CPOE module is a method of giving patient prescriptions and other medical orders in an electronic mode. This form of automation of medical acts has many advantages, such as, the speedy transmission of orders through the hospital, and the elimination of errors due to illegible handwriting. As a result, a CPOE module is believed to contribute to better patient safety. Furthermore, a CPOE module combined with decision support information would contribute to eliminating many common medical errors that occur on a daily basis, such as dosage errors and harmful drug interactions.

•
Clinical Decision Support. EMR decision support helps the physician validate his therapeutic decisions in real time while prescribing medication. This activity is supported by an extensive knowledge base containing thousands of user cases and thousands of decisional algorithms with up to 30 levels of decision support.

•
ADE Prevention. We believe our EMR helps prevent ADE’s which often cause prolonged hospitalization and death. In addition, we believe our system helps reduce medication side-effects and avoid duplication of prescriptions, lab tests and radiology exams by bringing important clinical information to the attention of the physician in real time at the point of care. Through our system, the availability of medical charts is immediate, and can be securely encrypted and transmitted worldwide via the Internet.

•
Medical Audits. The implementation of the EMR in a hospital setting allows for audit of medical procedures and their outcomes. The medical audit mechanism also assures that appropriate regulatory standards are being met. The use of biometric electronic signature provides data security at the highest level.

EMR Modules

EMR modules come in four broad classes – administrative/support, nursing, clinical, and the Electronic Medical Record.

•
Administrative module. EMRADMIN is the principal administrative module. It allows users with the appropriate security rights to access screens that may be used to define and modify the basic architectural structure that defines the business rules for the CPOE for the six general order entry types – drugs, labs, IV solutions, image tests, nursing orders, and dressings – as well as special order entry types, such as sliding scales, drug tapers and transfusions. EMRADMIN creates and modifies decision support algorithms that are called at multiple levels in the order entry sequence and operate as background processes and maintains the ward/bed configuration of the institution of a set of diagnoses, a custom set of system requisitions that may be required by the healthcare institution, a set of system user groups and user group rights and a set of system parameters that are used to determine the system configuration. We supply all of the content required for full function of the system at the time of installation. Our customers may modify any of the content at any time in plain language. EMRADMIN is a required module in the setting of a minimal EMR installation.

•
Nursing module. The EMR nursing module (EMRNURSE) integrates all physician/nursing clinical functions at the order entry and clinical data entry levels. EMRNURSE contains a medication administration record that is automatically generated by the EMR according to a rules engine, which translates the physician’s prescription into the date-times for prescription administration. System rules are supplied by EMR at the time of installation and may vary for each individual clinical module. EMRNURSE also contains a plan of care and screen sets that allow for the recording and display of clinical information, including vital signs, glucometer-insulin record, input and output, and pain scale. Additional screens exist for the recording of the nursing history. The healthcare institution’s system administrator, through EMRADMIN, manages the basic structure of EMRNURSE. All of our clinical modules access EMRNURSE. EMRNURSE is a required module in the setting of a minimal EMR installation.

•
Clinical module. The EMR clinical modules broadly correspond to the individual clinical specialty of medicine of the healthcare institution or a particular division or ward of the institution, such as EMRER, EMRSurgeon, EMRPediatrics and EMRICU. All of the patients in a particular ward may be linked to a single module or patients in a given ward may each be attached to different modules in accordance with the patient’s ailment. Each clinical module may have its own set of available drug listings, its own table of order sets and unique decision support algorithms. The look and feel of each clinical module is constant, though modules may contain unique screens, which may not be available elsewhere in the EMR Clinical Information System. For example, EMRER uses unique patient tracking screens; EMRICU, CCU, and ER contain unique results reporting screens. The health care institution’s system administrator, through EMRADMIN, manages the seed content of the clinical modules. At least one clinical module is required in the setting of a minimal EMR installation. Our system includes, as an option, a DICOM viewer embedded in the clinical signs and results reporting screens so that PACS images may be viewed directly within the clinical context of the EMR clinical data display screens.

•
Electronic Medical Record. All clinical modules come with a complete Electronic Medical Record which can be used by physicians, consultants, nursing staff, and paramedical staff to record their admission and progress notes in a coded, menu-driven or free-text format, depending on the preference of the individual user. Clinicians can access all data related to their patient through the Electronic Medical Record. Clinical data entered into the Electronic Medical Record is available to review for the purposes of quality assurance by the clinical staff, administration and, where law permits, may be consulted by the patient.

Installation and Implementation

Delivery of an EMR to a customer consists of three broad phases: hardware installation, software implementation and training.

•
Hardware installation. Hardware may be installed by us or the customer’s technical staff according to our specific configuration. The scope of the hardware is determined by the number of beds and wards in the particular healthcare institution, as well as the institution’s physical layout.

•
Software implementation. Our EMR software is configured based on a healthcare institution’s responses to our implementation questionnaire. The information obtained from the questionnaire is used to create the clinical content and populate the production database. Concurrent with managing and preparing this data, HL7 interfaces to other hospital systems such as Pharmacy, Laboratory, ADT and PACS will be designed, developed and tested by EMR and the system suppliers.

•	Costs. Cost of implementation of an EMR can vary between $2 and $20 million depending on the size of the hospital and the nature, and functionality of the selected technology.

•
Training. Training begins well in advance of the installation. EMR has specific training programs for physicians, nurses and other hospital staff. In large hospitals, a pre-determined number of wards will go-live every two weeks until the entire hospital is in full production. EMR training personnel provide on-site support 24 hours per day until the hospital staff can use the system independently.

•
Helpdesk. The EMR helpdesk is available to our customers 24 hours per day, seven days per week for technical and functional assistance. EMR has the ability to monitor and update the system from a remote location.

Advertising and Brand Recognition

We have not advertised our products in any public forum or media, nor do we plan to do so. We rely on the quality of the EMR, its high rating by industry analysts and the building of a successful implementation track record with our existing customers to attract potential new customers.

Intellectual Property and Research and Development

We continue to improve and upgrade our system for better performance and to answer our customers’ specific needs. These development activities are often subcontracted to technical companies that specialize in these fields. All of our research and development work is proprietary to our company. During fiscal 2009, we did not incur any expenses relating to research and development.

We do not have any patents on our system or modules. We rely on trade secrets laws, confidentiality agreements and other contractual commitments to protect our proprietary research and development efforts and intellectual property. These protections may not be adequate to protect our proprietary interests. We cannot assure you that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In such event, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights. If our proprietary interests are divulged to the public and we do not have adequate funds to prevent third parties from using these interests for their own use, we may lose our competitive advantage, which may adversely affect our financial condition.

Our Industry

Overview

There are over 15,000 hospitals in western countries, including the United States and Canada, and more than 10,000 hospitals in Europe, which make up most of the potential market for EMRs and other products derived from the EMR proprietary technology platform. According to the Leapfrog Group, relatively few American hospitals have experimented with physician-based clinical support order entry. According to the Hospital Information Management Systems Society (HIMSS) 2004 conference, less than 10% of hospitals have some form of CPOE or decision support. Management believes that between 10% to 15% of hospitals will adopt CPOE systems within the next four years.

Our target market, Canada’s public health care sector is worth more than $150 billion per year. As an enterprise, it would rank number 10 on the Fortune 500. Canada Health Infoway’s vision, the implementation and use of Electronic Health Records (EHR) records for all Canadians by 2016, is expected to deliver $6 to $7 billion in annual benefits.

The benefits of Electronic Health Records implementation as per Canada Health Infoway/Health Canada evaluation is $3.4 Billion per year savings [Inpatient ADE=$1.6 B/yr, Ambulatory ADE = $1.4 B/yr and Post Discharge ADE = $0.4 B/yr]

Through Canada’s Economic Action Plan, the federal government plans to invest up to $500 million in Canada Health Infoway. The funding would be used to support the goal of 50 percent of Canadians having an electronic health record by 2010, to speed up implementation of electronic medical record system in physicians’ offices, and to develop electronic systems that connect points of service (e.g., hospitals, pharmacies and community care facilities). Their secure systems would enable authorized health professionals across the country to access patient records quickly and easily

The Healthcare Information Technology Industry – Recent Developments

Modern hospitals are under increasing pressure to address mounting evidence of major increases in hospital death due to medical errors and ADE’s. According to the March 2000 report, “To Err is Human”, released by the Washington-based Institute of Medicine, up to 100,000 Americans die each year from adverse drug reactions, half of which it considered preventable. Since 2000, evaluations of deaths from ADE’s have been as high as 200,000 in the United States, 85,000 in England, and 23,000 in Canada.

Medical literature and recent publications from the HIMSS indicate that the introduction of Electronic Medical Record technology that would replace paper-based medical records could significantly reduce the incidence of ADE’s and help to contain rising medical costs by increasing the productivity of caregivers.

A coalition of some of America’s largest employers and healthcare purchasers helped to create the Leapfrog Group, a non-profit organization dedicated to promoting information solutions for hospitals. According to the Leapfrog Group, CPOE systems with clinical decision support are deemed to be the core component of an effective clinical information system to replace paper-based records. To date, more than 500 hospitals in the United States have registered with the Leapfrog Group, pledging to move towards the new standards set by the organization for managing healthcare through information technology.

Modernization of the healthcare system is a major part of the national agenda of most western countries.

In the US for example, former House Speaker Newt Gingrich has laid out important markers toward an “intelligent health system for the 21st century.” These include:

•	a secure, Web-based networking infrastructure;

•	physicians, hospitals and medical personnel using interoperable Electronic Medical Records;

•	web-based electronic medical records for every American, beginning with seniors enrolled in Medicare.

•	Medicare and financial incentives to encourage doctors to adopt clinical systems and prescribe medication and treatment electronically;

•	mandatory use of Electronic Medical Records by physicians during the next 10 years; and

•
medical databases, starting with the data of people in federal health programs that can be used for outcomes research, to identify participants for clinical trials, to allow real-time reporting of medication problems and health problems to improve care, and accelerate drug development, approval and recalls.

Competition

An overview of EMR/EHR Competition in Canada and their market share of installations (expressed as percentages) as of November 2009 follows Software vendor Practice Solutions Software Inc. with a market share of ½ of 1%, Healthscreen Solutions Inc. with a market share of 1%.96, P&P Data Systems Inc. with a market share of 1%, xwave with a market share of 1%, Nightingale Informatix Corporation with a market share of 0.072, CLINICARE Corporation with a market share of less than 1%, Jonoke Software Developments Inc. with a market share of 1/2%, McMaster University Department of Family Medicine with a market share of 1/3%, York-Med Systems Inc. with a market share of less than 1/2%, ABELMed Inc. Alpha Global IT Inc., and other minor participants with  negligible (less than 1/3 of 1%) market share.

Distribution of total EMR licenses in Ontario is approximately 3000 and the combined total of all other provinces are 8389 EMR licenses which makes it a total of 17% of Canadian doctors [11389] who are on either full or partial EMR/EHR system. This confirms a market potential of 83% [66,992 EMR/EHR licenses] going forward in 2010 with an estimated market value of $535,936,000

In the United States there are several large companies that develop and bring to market other forms of electronic medical record and CPOE systems, such as Cerner Corporation, Eclipsys Corporation, IDX System Corporation, HBOC-McKesson Corporation, Epic Systems Corporation, Medical Information Technology Incorporated, Misys Healthcare Systems, and more recently such global giants as General Electric, Siemens, IBM and Bell.

Management believes that integration of our EMR technology will offer customers a far richer integrated medical and clinical content delivered to the doctor at point of care, than any other system in terms of high-priority functionality, EMR is consistently rated among the leaders in all systems of its kind, offering us a significant quality advantage when competing for contracts. In addition, EMR’s Clinical Information System is flexible enough that it can be installed in smaller hospitals that are far less attractive to our major competitors, and tailored to the specific needs and policies of that institution. The EMR also provides a multi-lingual platform which may give us a competitive advantage in the international markets.

Due to the relatively lengthy sales cycle involved in the healthcare information technology industry, and the fact that we are significantly smaller and have less financial resources than our competitors, we face an initial disadvantage in the U.S. market. We will have to continue developing new, dynamic and flexible marketing strategies to remain competitive.

The healthcare technology industry is constantly undergoing rapid changes, with major software companies, information technology consulting service providers and system integrators, Internet start-ups, and other software companies having the potential to develop specialized healthcare systems to compete with our product. Management feels our success will hinge upon our ability to continue developing and improving our system in a timely fashion, using the success of existing implementations to build a steady customer base and revenue stream while continuing to offer new product lines that meet the technology needs of the market.

We are also actively developing strategic alliances with partners who offer specialized services within the healthcare industry, such as management consultants, systems integrators, major engineering firms and outsourcing companies.

Our Suppliers

We depend on a limited number of third parties to manufacture and supply critical components for our products and services. The infrastructure configuration required to run the EMR application in a hospital setting includes products from Microsoft, Oracle, HP, Stratus, Citrix Systems, Verinex Technologies, Digital Persona, IBM, APC Software, NEC and Veritas Software. If any of these third party manufacturers should cease operations or refuse to sell components to us, we may have to suspend or cease operations. We do not have contracts with our suppliers. Supplier commitments are arranged on a project-by-project basis. If our suppliers do not fulfill their obligations, if they stop manufacturing and supplying components critical for our clinical solutions or if the terms for supply, including price, become commercially unreasonable, we may need to search for alternative sources for components. Our search for additional or alternate suppliers could result in significant delays to our system implementation process, added expense and hinder our ability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively and adversely affect our financial condition.

Government Regulation and Legislation

EMR is not required to obtain any governmental approvals to operate in the healthcare technology market. However, the current climate of healthcare information technology legislation requires that companies active in the field be constantly vigilant as new industry norms and standards are tabled and finalized. It is important that governments and healthcare authorities continue to recognize the importance of healthcare reform and the use of information systems, since there rests the impetus for change, hence a healthy, growing market. EMR’s products are fully compliant with industry norms established by HIPAA and federal and industry policy makers concerning functionality, programming language, transaction code set, privacy, security and medical content.

In the Canadian context our products would require a preferred vendor status registration based on different provincial regulations which is generally seen as just a routine product and technology registration/endorsement

Employees

As of May 16, 2010, we had one full-time employee and two part-time employees.

Warranties

We do not issue warranties in connection with our services. All of our third-party products are offered with a warranty provided by the supplier of that product.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Offices

Our administrative office is located at 2795 Barton Street, East, Unit 5, Hamilton, Ontario, Canada L8E 2J8, our telephone number is (905) 578-3232. We lease this space from Lorranie Salciccioli pursuant to a written lease.  Month to month basis and our monthly rent is $500 inclusive

MANAGEMENT
Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees. It does have an audit committee comprised of the board of directors.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Vince Leitao	48	President, Principal Executive Officer,
2795 Barton Street, East Unit 5, Hamilton ON L8E 2J8		and a Director

Mary Kricfalusi	47	Secretary and a Director
2795 Barton Street, East Unit 5, Hamilton ON L8E 2J8

Leonard Steinmetz	58	Treasurer, Principal Financial Officer,
2795 Barton Street, East Unit 5, Hamilton ON L8E 2J8		Principal Accounting Officer and a Director

John Cecil 2795 Barton Street, East	48	Vice President of Research and Development and a Director
Unit 5, Hamilton ON L8E 2J8

Samuel Baker	74	Vice President of Legal and Risk and a Director
2795 Barton Street, East Unit 5, Hamilton ON L8E 2J8

Background of officers and directors

On October 27, 2009, Vince Leitao was appointed our president, principal executive officer and a director. Since September 2006, Mr. Leitao has been president of Goapharma Canada, Inc., located in Markham, Ontario, Canada which he founded. Goapharma Canada Inc. is engaged in the business of producing and marketing specialty dermatology products for psoriasis and eczema. From May 2004 to August 2006, Mr. Leitao was vice president of sales for Genpharm/Gennium Pharma divisions of E. Merck, Damsdart. From January 2001 to April 2004, Mr. Leitao was a director –– sales for Genpharm and from April 1999 to December 2000, he served as a sales representative with Genpharm.

Since December 12, 2006, Mary Kricfalusi has been our secretary and a member of our board of directors. Since March 2006, Ms. Kricfalusi has been a shareholder in Suncastle Developments Corporation, an Ontario partnership, located in Hamilton, Ontario, Canada. Suncastle Developments is a research and development corporation.

On December 31, 2009, John Cecil was appointed to our board of directors and on April 15, 2010 he was appointed Vice President of Research and Technologies.  Since December 2003 John Cecil has been the president of Rophe Medical Technologies Inc., in Toronto, Canada. He is responsible for its research and development and the design and copyright of the company’’s technology. From May 2008 to April 2009 Mr. Cecil was the Senior Healthcare Solutions Architect at SUN Microsystems Canada Inc., in Toronto, Canada, a publicly traded company listed on the NASDAQ under the symbol JAVA. He was responsible for Innovative product positioning by workshops / white board sessions with stakeholders of the customer to increase business value and support sales in revenue growth and design innovative technology solutions. From April 2007 to May 2008, Mr. Cecil was the Healthcare Director at Satyam Computer Service Ltd., in Toronto, Canada, a publicly traded company listed on the NYSE under the symbol SAY. He managed healthcare consulting practices and services.

On December 31, 2009, Samuel Baker was appointed to our board of directors and on April 15, 2010 he was appointed Vice President of Legal and Risk. Since October 1997 Samuel R. Baker has been the Senior Lawyer at Baker Law Firm in Toronto, Canada.  Since September 2008, Mr. Baker has been the director of Arehada Mining Limited. Arehada Mining Limited operates a lead/zinc mine in Inner Mongolia, China. It is a public company traded on the Toronto Stock Exchange, ticker symbol AHD.

On December 31, 2009, Leonard Steinmetz was appointed our treasurer, principal financial officer, and principal accounting officer and as a member of the board of directors. From January 2009 to December 2009 Leonard A Steinmetz was the Director of Risk and Regulatory Consulting for SMCI, Ltd., in New York, New York. He was responsible for advising banking and capital markets clients on key technologies and issues for their risk and regulatory functions. From August 2004 to August 2008, Mr. Steinmetz served as a Senior Manager at Deloitte & Touche, LLP, in New York, New York. He advised clients on Anti-money laundering and Entreaties risk management issues and technologies.

Conflicts of Interest

The only conflict that we foresee are that our officers and directors devote time to projects that do not involve us.

Involvement in Certain Legal Proceedings

Other than as described in this section, to our knowledge, during the past ten years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two yeas before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Audit Committee and Charter

We have a separately-designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. Three of our directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of our audit committee charter is filed as an exhibit to our 2007 Form 10-K.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as an exhibit to our 2007 Form 10-K.

Disclosure Committee and Committee Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as an exhibit to our 2007 Form 10-K.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and persons who beneficially owned more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of common stock.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during the fiscal years 2009 and 2008, no officer or director except one director failed to file their Form 3, 4 and 5 on a timely basis.  Mr. Gandhi, our former Treasurer, Principal Financial Officer and Principal Accounting Officer, did not file his Form 3 until March 26, 2009.  On August 12, 2008, Mr. Gandhi purchased 119,700 common shares.  Vince Leitao, Samuel Baker, and John Cecil all failed to file Form 3s and have not done so as of the date of this report.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the last three fiscal years for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)

Vince Leitao	2009	0	30,000	7,500	0	0	0	0	37,500
President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Mary Kricfalusi	2009	0	150,000	0	0	0	0	0	150,000
Secretary	2008	0	0	0	0	0	0	0	0
	2007	60,000	0	0	0	0	0	0	60,000

Leonard Steinmetz	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

John Cecil	2009	0	0	0	0	0	0	0	0
Vice President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Samuel Baker	2009	0	0	0	0	0	0	0	0
Vice President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Vinod Gandhi	2009	0	20,000	0	0	0	0	0	20,000
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (12-31-09)	2007	0	0	0	0	0	0	0	0

Herb Adams	2009	0	150,000	0	0	0	0	0	150,000
President	2008	0	0	0	0	0	0	0	0
Resigned (10/27/09)	2007	60,000	0	0	0	0	0	0	60,000

John Dow	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (05/26/08)	2007	30,000	0	0	0	0	0	0	30,000

Laurene Rogers	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (07/10/08)	2007	0	0	0	0	0	0	0	0

The above salaries accrued from 2007 have not been paid as of yet to this date and the above bonuses have been accrued and not paid as of this date.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year December 31, 2009.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Vince Leitao	0	0	0	0	0	0	0

Mary Kricfalusi	0	0	0	0	0	0	0

John Cecil	0	0	0	0	0	0	0

Leonard Steinmetz	0	0	0	0	0	0	0

Samuel Baker	0	0	0	0	0	0	0

Vinod Gandhi Resigned (12-31-09)	0	0	0	0	0	0	0

Herb Adams Resigned (10/27/09)	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. We have entered into employment agreement with Leonard Steinmetz, Samuel Baker, John Cecil, Mary Kricfalusi, and Vince Leitao.  Each employment agreement is for a period of 5 years with a monthly salary of $12,500 per month or $62,500 per month for the 5 employees.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what  their  ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner	Number of Shares Owned	Percentage of Ownership

Vince Leitao [1]	150,000	0.35%
2795 Barton Street, East Unit 5, ON L8E 2J8

Mary Kricfalusi [1]	6,000,000	14.00%
2795 Barton Street, East Unit 5, ON L8E 2J8

Leonard Steinmetz [1]	0	0.00%
2795 Barton Street, East Unit 5, ON L8E 2J8

Samuel Baker [1] [2]	800,000	1.87%
2795 Barton Street, East Unit 5, ON L8E 2J8

John Cecil [1] [3]	5,200,000	12.13%
2795 Barton Street, East Unit 5, ON L8E 2J8

All Officers and Directors as a Group (5 persons)	12,150,000	28.34%

Herb Adams	5,950,000	13.88%
22 Daffodil Cresent Ancaster, Ontario Canada L9K 1A3 (Resigned 10/27/09)

John Dow	3,000,000	7.00%
261 Penn Drive Burlington, Ontario Canada L7N 2B9 (Resigned 7/10/2008)

[1]   The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their  direct and indirect stock holdings.

[2]   Includes 400,000 shares of common stock owned by Carol Baker, the wife of Samuel Baker.

[3]   Includes 2,600,000  shares of common stock owned by Grace Cecil, the wife of John Cecil.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that  event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 55.56% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 13 of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In December 2006, we issued a total of 5,000,000 shares of pre-dividend restricted common stock to Herb Adams, Mary Kricfalusi, and John Dow our officers and directors in consideration of$50. On June 25, 2007, we completed our public offering of 490,500 pre-dividend shares of common stock and raised $122,625. On December 28, 2007, we sold 83,334 pre-dividend restricted shares of our common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.60 per share for cash proceeds of $50,000. A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008.

On December 30, 2009 we sold 150,000 restricted shares of common stock at $0.10 per share to our President for proceeds of $15,000.

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. ("Rophe") for cash consideration of $1,200,000 and 3,000,000 restricted shares of the Company’s common stock. This transaction was closed December 31, 2009, we issued 3,000,000 restricted shares of our common stock valued at $450,000, $0.15 per share.  Of these shares 1,200,000 shares went to John Cecil one of our directors, 1,200,000 shares to John Cecil’s wife Grace Cecil, 300,000 shares to Samuel Baker one of our directors and 300,000 to Samuel Baker’s wife Carol Baker.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the periods ended December 31, 2009 and December 31, 2008 contained in this prospectus have been audited by Malone Bailey LLP, 10350 Richmond Ave., Suite 800, Houston, Texas 77042, as set forth in their report included in this prospectus.  Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the securities offered by this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Independent Public Accountants.

Our financial statements from inception to March 31, 2010 (unaudited) and December 31, 2009 and 2008 (audited), immediately follow:

Diamond Technologies Inc.

Financial Statements

DIAMOND TECHNOLOGIES, INC. (A Development Stage Company)
Consolidated Balance Sheets (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current asset:
Cash and cash equivalents	$4,566	$2,969
Total Current Asset	4,566	2,969

Copyrights	865,000	865,000
Fixed assets, net	5,744	6,531

TOTAL ASSETS	$875,310	$874,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accrued liabilities - other	$25,561	$23,217
Due to officers and directors	240,000	240,000
Acquisition cost payable	66,502	100,000
Due to shareholder	267,742	308,054

Total Current liabilities	599,805	671,271

Shareholders' Equity
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized
none issued and outstanding	-	-
Common Stock, $0.00001 par value, 100,000,000 shares authorized
24,005,166 and 22,871,502 and shares issued and outstanding at
March 31, 2010 and December 31, 2009	241	229
Paid-In-Capital	1,130,284	960,246
Deficit Accumulated during the Development Stage	(855,020)	(757,246)

Total Shareholders' Equity	275,505	203,229

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$875,310	$874,500

The accompanying notes are an integral part of these financial statements.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Operations (Unaudited)

			December 12
			2006
	Three Month	Three Month	(inception) to
	Ended	Ended
	March 31, 2010	March 31, 2009	March 31,2010

Revenue:	$-	$-	$15,887

Cost of Sales:
Inventory - beginning of period	-	-	5,245
Purchases	-	-	12,840
Inventory - end of period	-	-	(5,245)
	-	-	12,840
Gross Profit	-	-	3,047

Expenses:
Compensation office and directors	-	-	330,000
Stock Compensation			7,500
Consulting fees	27,360	-	27,360
Professional Fees	65,111	-	398,513
Travel	-	13,760	22,850
Rent	-	1,590	17,607
Meals and entertainment	-	-	11,506
Bad debts	-	-	8,555
Office	1,416	97	9,304
Misc Expenses	300		300
Depreciation	786	786	6,386
Web page design	1,420	-	9,912
Registration fees	-	-	4,298
Bank charges	364	151	2,020
Exchange	1,016	66	1,956
	97,773	16,450	858,067

Net Loss	$(97,773)	$(16,450)	$(855,020)

Basic and diluted net income per share	$-	$-

Weighted average shares used in calculating
Basic and diluted net loss per share	23,648,964	16,721,502

The accompanying notes are an integral part of these financial statements.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)

	Three Month	Three Month	December 12, 2006
	Ended	Ended	(inception) to
	March 31, 2010	March 31, 2009	March 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(97,773)	$(16,450)	$(855,020)
Adjustments to reconcile net income to cash used
By operating activities
Depreciation	786	786	8,674
Stock Compensation	-		7,500
Changes in operating assets and liabilities
Decrease in accounts receivable	-	-	-
Increase/(decrease) in accrued liabilities - other	2,345	8,711	277,849
Decrease/(increase) in acquisition costs payable	(33,499)	-	(33,499)
NET CASH USED BY OPERATING ACTIVITIES	(128,141)	(6,951)	(594,496)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset acquisition			300
Purchase of fixed assets	-	-	(14,418)
CASH USED BY INVESTING ACTIVITIES	-	-	(14,118)

CASH FLOWS FROM FINANCING ACTIVITIES
Shareholders advances (repayments)	(40,312)	10,799	255,454
Proceeds from sale of common stock	170,050	-	357,726
CASH PROVIDED BY FINANCING ACTIVITIES	129,738	10,799	613,180

NET INCREASE (DECREASE) IN CASH	1,597	3,848	4,566

CASH
Cash - Beginning of period	2,969	629	-
Cash - End of period	$4,566	$4,477	$4,566

Supplemental Disclosure of Cash Flow Information
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

Non-cash Investing and Financing Activities:
Accounts payable as partial consideration for asset acquisition	$-	$-	$100,000
Common stock issued as partial consideration for asset acquisition	$-	$-	$765,300

The accompanying notes are an integral part of these financial statements.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements (Unaudited)
March 31, 2010

NOTE 1 - BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited financial statements of Diamond Technologies, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X related to smaller reporting companies. These consolidated financial statements should be read in conjunction with the audited financial statements and notes, which are included as part of the Company's Form 10-K filed with the SEC on March 31, 2010.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.  Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal year ended December 31, 2009 as reported in the 10-K have been omitted.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The amounts of assets and liabilities in the financial statements do not purport to represent realizable or settlement values. However, the Company has incurred an operating loss. Such loss may impair its ability to obtain additional financing.

This factor raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has met its historical working capital requirements from the sale of common shares and loans from an officer/shareholder. In order not to burden the Company, the officer/shareholder has agreed to provide funding to the Company to pay its annual audit fees, filing costs and legal fees as long as the board of directors deems it necessary. However, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company.

NOTE 3 – STOCKHOLDERS’ EQUITY

Common Stock

Between Jan 23, 2010 and March 4, 2010 we sold 1,133,664 restricted shares of the Company’s common stock at an offering price of $0.15 per share for gross proceeds of $170,050.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Diamond Technologies Inc.
Hamilton, Ontario, Canada

We have audited the accompanying balance sheet of Diamond Technologies Inc. (the “Company”), formerly known as Printing Components Inc. (a development stage company),  as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 31, 2010

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,
	2009	2008
ASSETS
Current Assets:
Cash	$2,969	$629

Total Current Assets	2,969	629

Copyrights (Note 6)	865,000	-
Fixed assets, net (Note 5)	6,531	9,674

TOTAL ASSETS	$874,500	$10,303

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accrued liabilities-other	$23,217	$4,500
Accrued officers' salaries	240,000	150,000
Acquisition cost payable (Note 6)	100,000	-
Due to shareholder (Note 4)	308,054	-

Total Current Liabilities	671,271	154,500

Commitments and contingencies (Note 8)	-	-

Stockholders' Deficiency (Note 2)
Preferred stock, $0.00001 par value, 100,000,000 shares authorized
none issued and outstanding	-	-
Common stock, $0.00001 par value, 100,000,000 shares authorized,
22,871,502 and 16,721,502 shares issued and outstanding
at December 31, 2009 and 2008, respectively.	229	167
Paid-in-capital	960,246	172,508
Deficit Accumulated during the Development Stage	(757,246)	(316,872)

Total Stockholders' Equity (Deficiency)	203,229	(144,197)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$874,500	$10,303

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Operations
			For the Period
	For the Year	For the Year	December 12,
	Ended	Ended	2006 (inception)
	December 31,	to December 31,	to December 31,
	2009	2008	2009 (unaudited)

Revenue	$-	$-	$15,887

Cost of Sales:
Inventory – beginning of period	-	5,245	5,245-
Purchases	-	-	12,840
Inventory- end of period	-	-	(5,245	)-
	-	5,245	12,840
Gross Profit	-	(5,245)	3,047

Expenses
Salaries	180,000	-	330,000
Stock compensation	7,500	-	7,500
Professional fees	239,578	37,912	333,402
Travel	133	-	22,850
Rent	5,622	5,572	17,607
Meals and entertainment	360	-	11,506
Bad debts	-	8,555	8,555
Web page design	-	-	8,491
Office	3,124	2,420	7,888
Depreciation	3,144	3,144	5,600
Registration fees	598	1,375	4,298
Bank charges	313	608	1,656
Other	2	939	940
	440,374	60,525	760,293

Net Loss	$(440,374)	$(65,770)	$(757,246)

Basic and diluted net loss per share	$-	$-

Weighted average shares used in calculating
Basic and diluted net loss per share	16,886,297	16,721,502

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the years ended December 31, 2009, 2008, 2007 and the period December 12, 2006 (inception) through December 31, 2006

						Deficit
						Accumulated
	Preferred Stock		Common Stock		Additional	During the	Total
	$.00001 par value		$.00001 par value		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Deficiency
Balance December 12, 2006 (Inception)	-	$-	-	$-	$-	$-	$-
Sale of common shares	-	-	15,000,000	1 50	(100)	-	50
Net loss	-	-	-	-	-	(18,500)	(18,500)
Balance December 31, 2006 (unaudited)	-	-	15,000,000	150	(100)	(18,500)	(18,450)
Sale of common shares	-	-	1,721,502	17	172,608	-	172,625
Net loss	-	-	-	-	-	(232,602)	(232,602)
Balance December 31, 2007 (Audited)	-	-	16,721,502	167	172,508	(251,102)	(78,427)
Net loss	-	-	-	-	-	(65,770)	(65,770)
Balance December 31, 2008	-	-	16,721,502	167	172,508	(316,872)	(144,197)
Shares issued for Rophe Acquisition	-	-	6,000,000	60	765,240	-	765,300
Sale of shares	-	-	150,000	2	14,998	-	15,000
Stock compensation	-	-	-	-	7,500	-	7,500
Net Loss	-	-	-	-	-	(440,374)	(440,374)
Balance December 31, 2009	-	$-	22,871,502	$229	$960,246	$(757,246)	$203,229

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows
			For the Period
	For the Year	For the Year	December 12,
	Ended	Ended	2006 (inception)
	December 31,	December 31,	to December 31,
	2009	2008	2009 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(440,374)	$(65,770)	$(757,246)
Depreciation	3,144	3,144	7,888
Stock compensation	7,500	-	7,500
Changes in operating assets and liabilities:
Decrease in accounts receivable	-	8,087	-
(Increase)/decrease in inventory	-	5,245	-
Increase/(decrease) in accrued liabilities	108,716	(6,212)	275,504
NET CASH USED BY OPERATING ACTIVITIES	(321,014)	(55,506)	(466,354)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset acquisition	300		300
Purchase of fixed assets	-	-	(14,418)
CASH USED BY INVESTING ACTIVITIES	300	-	(14,118)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholders advances (repayments)	308,054	(31,240)	187,675
Proceeds from sales of common stock	15,000	-	295,766
CASH PROVIDED BY FINANCING ACTIVITIES	323,054	(31,240)	483,441

NET INCREASE IN CASH	2,340	(86,746)	2,969

CASH
Beginning of year	629	87,375	-
End of year	$2,969	$629	$2,969

SUPPLEMENTAL CASH FLOW INFORMATION:
Income tax paid	$-	$-	$-
Interest paid	$313	$-	$-

Supplemental disclosure of non-cash investing activities
Accounts payable as partial consideration for asset acquistion	100,000
Common stock issued as partial
consideration for asset acquisition	765,300	$-	$-

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 1 - ACCOUNTING POLICIES AND OPERATIONS

Organization

Diamond Technologies, Inc., formerly, Printing Components, Inc. (the "DTI"), a development stage company, was incorporated in Nevada on December 12, 2006. The Company offers media, inks, printing, and graphic design services to the large format digital printing industry. The Company's fiscal year ends on December 31st.  On December 31, 2009, the DTI closed an agreement with Rophe Medical Technologies Inc. and its shareholders (collectively “Rophe”) wherein the DTI acquired all of the issued and outstanding shares of common stock of Rophe.  As a result of the Rophe transaction, DTI changed its business focus from selling printing equipment to manufacturing and developing software designed to take medical information from many sources and then depositing it into a single source as an electronic medical record for each patient.

DTI and its subsidiaries – Rophe shall be collectively referred throughout as the “Company”.

Basis of Presentation

The Company complies with United States Accounting Principles (“US GAAP”) guidelines to identify the Company as a development stage enterprise.

Basis of Consolidation

The consolidated financial statements include the accounts of  DTI and its wholly owned subsidiary, Rophe Medical Technologies, Inc.. Significant inter-company transactions have been eliminated in consolidation.

Earnings Per Share

The Company computes earnings per share in accordance with accounting standards of Earnings per Share. Under the provision, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. There were no potentially dilutive common shares outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Depreciation

The cost of computers and furniture is depreciated over the estimated useful life of the related assets from 3 to 7 years.

Copyrights

Copyrights are stated at cost. According to the copyright laws in the United States of America, the life of a copyright is the author’s life plus 70 years, which is determined to be indefinite. The Company will review the value of the copyrights on an annual basis to determine if the value has been impaired.

Impairment of Long-lived Intangible Assets

The Company accounts for impairment of intangible assets in accordance with the accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicates the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. Management reviewed its long-lived intangible assets and has not recorded any impairment related to these assets for fiscal 2009 or 2008.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 1 - ACCOUNTING POLICIES AND OPERATIONS (continued)

Income Taxes

The Company accounts for income taxes in accordance with accounting standards for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

Financial assets and liabilities recorded on the accompanying balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

!	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

!	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

!	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Availability of observable inputs can vary and is affected by a variety of factors.  The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a nonrecurring basis as of  December 31, 2009 and 2008 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Year ended	Year Ended
	December 31,	December 31,
Fair Value at:	2009	2008

Level 3
Assets:
Copyright	$865,000	$0

Stock-based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718). Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 1 - ACCOUNTING POLICIES AND OPERATIONS (continued)

Recent Accounting Pronouncements

The Company does not expect the adoption of recent accounting pronouncements to have a material impact on its financial condition or results of operations.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The amounts of assets and liabilities in the financial statements do not purport to represent realizable or settlement values. However, the Company has incurred an operating loss. Such loss may impair its ability to obtain additional financing.

This factor raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has met its historical working capital requirements from the sale of common shares and loans from an officer/shareholder. In order not to burden the Company, the officer/shareholder has agreed to provide funding to the Company to pay its annual audit fees, filing costs and legal fees as long as the board of directors deems it necessary. However, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company.

NOTE 2 – STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

On December 12, 2006, the Company issued 15,000,000 shares of common stock, par value $0.00001 per share, to its initial shareholders in exchange for $50 in cash.  In the year ending December 31, 2007, the Company sold 1,471,502 shares of common stock at $0.083333 per share for total proceeds of $122,625 and 250,000 shares of common stock at $0.20 per share for total proceeds of $50,000.

On December 11, 2009, the Company issued 3,000,000 of the Company’s common shares to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. ("Rophe"). (See note 6).

On December 30, 2009 the Company sold 150,000 shares of its common stock at $0.10 per share to its President for proceeds of $15,000. Because the sale price was below the last stock sale in the public market of $0.15 per share, the Company considered $7,500 as compensatory and expensed the amount as Stock based  Compensation with a corresponding credit to Paid-in-capital.

On March 16, 2010, the Rophe Acquisition payment terms were amended, the Company issued additional 3,000,000 of the Company’s common shares in lieu of $200,000 payable on March 31, 2010 and $250,000 payable on April 30, 2010. (See note 6)

Stock spit

On February 8, 2008 the Board of Directors approved a three-for-one stock split effective February 25, 2008.  All references in the financial statements and related notes related to the number of shares and per share amounts of the common stock have been retroactively restated to reflect the impact of the February 25, 2008 stock split.

NOTE 3 – RELATED PARTY TRANSACTIONS

A shareholder/officer has provided funding to pay for the initial operating expenses of the Company. The amount of $48,053 was provided to the company in supporting company’s operation for the year ended December 31, 2009.

NOTE 4 – DUE TO SHAREHOLDER

Amounts due to officer/shareholder are non-interest bearing and pay on demand.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 5 – FIXED ASSETS

	2009	2008

Furniture	8,694	8,694
Computers	5,724	5,724

Total Fixed assets	14,418	14,418
Less accumulated depreciation	(7,887)	(4,744)

Fixed assets - net	$6,531	$9,674

Depreciation expense for the years ended December 31, 2009 and 2008 was $3,144 and $3,144, respectively.

NOTE 6 – ROPHE ACQUISITION

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. ("Rophe") for cash consideration of $1,200,000 and 3,000,000 of the Company’s common shares (the “Rophe Acquisition”). The $1,200,000 is payable as follows: $50,000 within 30 days of the date of the agreement; $200,000 on March 31, 2010; $250,000 on April 30, 2010; $233,333 on launch of Project 1; $233,333 on launch of Project 2; and, $233,333 on launch of Project 3.  This transaction was closed on December 31, 2009.

On March16, 2010, the Rophe Acquisition payment terms were amended as follows:

$50,000 that was due by January 30, 2010 is to be paid $35,000 by March 5, 2010, and $15,000 by March 31, 2010. $200,000 that was due on March 31, 2010, and $250,000 that was due on April 30, 2010; of the total of $450,000, $400,000 was converted to 3,000,000 shares of common stock on March 16, 2010 and the remaining balance of $50,000 is payable March 31, 2010.

The total acquisition price of $865,000 was allocated to the Copyrights obtained in the acquisition which was the only asset of Rophe

NOTE 7 – INCOME TAXES

The components of the Company’s tax provision were as follows:

	December 31,
	2009	2008
Current income tax expense (benefit)	$(148,000)	$(12,000)
Deferred income tax	148,000	12,000
	$-	$-

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes.  The Company’s deferred income tax assets and liabilities consist of the following:

	December 31,
	2009	2008
Net operating loss carry forward	$243,000	$95,000
Valuation allowance	(243,000)	(95,000)
Net deferred tax asset	$-	$-

Net operating loss carry forwards totaled approximately $751,000 at December 31, 2009.  The net operating loss carry forwards will begin to expire in the year 2027 if not utilized.  After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2009 due to uncertainty of realizing the deferred tax assets.

Utilization of the Company’s net operating loss carry forwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

DIAMOND TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company currently rents office space on a month to month basis. Rent expense for the years ended December 31, 2009 and 2008 were $5,622 and $5,572, respectively.

In November 2007, the Company entered into a four year master distribution agreement to distribute digital printing ink and media products in the United States of America.  Beginning in March 2008, the Company is obligated to distribute minimum product units as defined in the contract.  This agreement was cancelled April 4, 2008.

Until _______________________, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$10,000
Printing Expenses	0
Accounting/administrative Fees and Expenses	20,000
Blue Sky Fees/Expenses	0
Legal Fees/ Expenses	20,000
Escrow fees/Expenses	0
Transfer Agent Fees	0
TOTAL	$50,000

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 4 of the Articles of Incorporation of the Company.
2.	Article XI of the Bylaws of the Company.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.                      RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

On December 28, 2007 we sold 83,334 restricted shares of our common stock to MMB Trust located in Barbados in consideration of $50,000. The sale was made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended. The transaction took place outside the United States of America with a non-US person.

On December 30, 2009 we sold 150,000 restricted shares of common stock to Vince Leitao

On December 31, 2009, we issued 3,000,000 restricted shares of our common stock as follows:

John Cecil	1,200,000
Grace Cecil	1,200,000
Samuel Baker	300,000
Carol Baker	300,000

in exchange for 300 shares of common stock of Rophe which constitute all of the issued and outstanding shares of Rophe common stock.  Rophe thereby became our wholly owned subsidiary corporation.  The shares of common stock were issued pursuant to Regulation S of the Securities Act of 1933, as amended, in that the sale of all the shares of common stock took place outside the United States of America with non-US persons.

On March16, 2010, the Rophe Acquisition payment terms were amended as follows:

$50,000 that was due by January 30, 2010 is to be paid $35,000 by March 5, 2010, and $15,000 by March 31, 2010. $200,000 that was due on March 31, 2010, and $250,000 that was due on April 30, 2010; of the total of $450,000, $400,000 was converted to 3,000,000 shares of common stock on March 16, 2010 and the remaining balance of $50,000 is payable March 31, 2010.

In our first quarter we sold 1,133,664 restricted shares through subscription agreement.

ITEM 16.          EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith

3.1	Articles of Incorporation.	SB-2	03-05-07	3.1

3.2	Bylaws.	SB-2	03-05-07	3.2

4.1	Specimen Stock Certificate.	SB-2	03-05-07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Lease Agreement	SB-2	03-05-07	10.1

10.2	Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.2
	(December 11, 2009)

10.3	Amended Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.3
	(December 18, 2009)

10.4	Amended Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.4
	(March 16, 2010)

10.5	Investment Agreement				X

10.6	Registration Rights Agreement				X

10.7	Consulting Agreement with Ten Associate LLC				X

10.8	Employment Agreement with Leonard Steinmetz				X

10.9	Employment Agreement with Samuel Baker				X

10.10	Employment Agreement with John Cecil				X

10.11	Employment Agreement with Mary Kricfalusi				X

10.12	Employment Agreement with Vince Leitao				X

14.1	Code of Ethics.	10-K	4-15-08	14.1

21.1	List of Subsidiary Corporations	10-K	03-31-10	21.1

23.1	Consent of MaloneBailey LLP				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4-15-08	99.1

99.2	Disclosure Committee Charter.	10-K	4-15-08	99.2

ITEM 17.          UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against  policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-
effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton on this 24th day of May, 2010

DIAMOND TECHNOLOGIES INC.
BY:	VINCE LEITAO Vince Leitao, President and Principal Executive Officer
BY:	LEONARD STEINMETZ Leonard Steinmetz, Treasurer, Principal Financial Officer, Principal Accounting Officer.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
VINCE LEITAO Vince Leitao	President, Principal Executive Officer, and a member of the Board of Directors.	May 24, 2010

MARY KRICFALUSI Mary Kricfalusi	Secretary and a member of the Board of Directors	May 24, 2010

LEONARD STEINMETZ Leonard Steinmetz	Treasurer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors	May 24, 2010

JOHN CECIL John Cecil	Member of the Board of Directors	May 24, 2010

SAMUEL BAKER Samuel Baker	Member of the Board of Directors	May 24, 2010

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith

3.1	Articles of Incorporation.	SB-2	03-05-07	3.1

3.2	Bylaws.	SB-2	03-05-07	3.2

4.1	Specimen Stock Certificate.	SB-2	03-05-07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Lease Agreement	SB-2	03-05-07	10.1

10.2	Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.2
	(December 11, 2009)

10.3	Amended Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.3
	(December 18, 2009)

10.4	Amended Agreement with Rophe Medical Technologies Inc.	10-K	03-31-10	10.4
	(March 16, 2010)

10.5	Investment Agreement				X

10.6	Registration Rights Agreement				X

10.7	Consulting Agreement with Ten Associate LLC				X

10.8	Employment Agreement with Leonard Steinmetz				X

10.9	Employment Agreement with Samuel Baker				X

10.10	Employment Agreement with John Cecil				X

10.11	Employment Agreement with Mary Kricfalusi				X

10.12	Employment Agreement with Vince Leitao				X

14.1	Code of Ethics.	10-K	4-15-08	14.1

21.1	List of Subsidiary Corporations	10-K	03-31-10	21.1

23.1	Consent of MaloneBailey LLP				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4-15-08	99.1

99.2	Disclosure Committee Charter.	10-K	4-15-08	99.2